EXHIBIT 99.1

Contact

Amy Seltzer Hedison
Investor Relations
(617) 250-6012

ahedison@epixpharma.com

FOR IMMEDIATE RELEASE

February 16, 2006

EPIX REPORTS FOURTH QUARTER AND YEAR-END 2005 RESULTS

- Conference call scheduled today to include clinical, business development and regulatory update -

CAMBRIDGE, MA, February 16, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced financial results for the fourth quarter and full year 2005.

Financial highlights for the quarter ended December 31, 2005 included:

•                  Net loss of $5.3 million, or $0.23 per share, in the fourth quarter of 2005 compared to a net loss of $5.1 million, or $0.22 per share, for the fourth quarter of 2004.

•                  Revenues of $1.8 million in the fourth quarter of 2005 as compared to $2.2 million in the fourth quarter of 2004.

•                  Total operating expenses for the quarter ended December 31, 2005 of $7.4 million compared to $7.1 million for the fourth quarter of 2004.   Expenses for the quarter include a charge of approximately $1 million related to the reduction in force announced in December, 2005.

•                  Cash, cash equivalents and marketable securities totaled $124.7 million as of December 31, 2005. The cash balance reflects the fourth quarter 2005 repayment of the $15 million Schering AG loan.  Subsequently, the loan agreement was terminated in January 2006. Shares outstanding as of December 31, 2005 were 23.3 million.

Financial highlights for the year ended December 31, 2005 included:

•                  Net loss of $24.3 million, or $1.05 per share in 2005, compared to a net loss of $20.4 million, or $0.89 per share for the year ended December 31, 2004.

•                  Revenues of $7.2 million in 2005 as compared to $12.3 million for the year ended December 31, 2004.

•                  Total operating expenses of $32.0 million in 2005 compared to $32.4 million in 2004.

Recent operating highlights include:

•                  The Company has scheduled a meeting with the FDA for early in the second quarter of 2006 to discuss a draft protocol for an additional pivotal study of Vasovist™, the Company’s novel blood-pool contrast agent, and the possibility of entering into a Special Protocol Assessment agreement.

•                  On November 22, 2005, the Company received its second approvable letter for Vasovist.  In this letter the FDA indicated that at least one additional clinical trial, and a re-read of images obtained in certain of the previously completed Phase III trials, would be necessary before the FDA could approve Vasovist.

•                  The Company expects that enrollment in the Phase IIa feasibility studies of EP-2104R, its thrombus-imaging product candidate, should be completed this quarter.

•                  The Company continues to move towards the potential consummation of a transformative transaction with a privately-held therapeutics company.  The Company is currently in discussions with four companies regarding a potential acquisition.

•                  The Company announced a 50% reduction in force in December 2005, with the terminations occurring in January 2006. Following the reduction, the Company has approximately 48 employees. With this reduction, and certain other cutbacks, the Company expects that the burn rate of its core business will be reduced to approximately $4.2 million per quarter in 2006 from approximately $6.3 million per quarter in 2005.

•                  On January 31, 2006, the securities class action lawsuit against the Company was dismissed without prejudice.

•                  The Company and Schering AG have begun discussions regarding the winding-down of their joint MRI research and development program, which will terminate in May 2006 unless extended by agreement of both parties.  As part of this winding-down, Schering has exercised its development option with respect to a jointly-developed gadofluorine derivative. Termination of this agreement would not affect the Company’s other agreements with Schering relating to Vasovist and EP-2104R.

“The progress that began in the fourth quarter of 2005 has continued into the first months of 2006,” commented Michael Astrue, EPIX Interim CEO.  “We are looking forward to the European launch of Vasovist and to working with the FDA to try to move Vasovist forward on the path to approval in the United States.  Our other product candidate, EP-2104R, has almost completed its Phase IIa study, and we have completed the therapeutic program associated with the thrombus-imaging program, with both efforts providing encouraging data.  While our research and regulatory teams have been working on these important issues, much of the company has been focused on the transformative transaction about which we hope to have an announcement in the near future.”

EPIX will host a conference call discussing the fourth quarter and year-end results at 10:00 am ET today, Thursday, February 16, 2006. Michael Astrue, Interim Chief Executive Officer and Robert Pelletier, Principal Accounting Officer, will host the call.  A live webcast of the conference call can be accessed at EPIX Pharmaceuticals’ website, www.epixpharma.com.  The webcast and the conference call are open to all interested parties.  An archived version of the webcast will be available at www.epixpharma.com, through the Investor Relations link, for one month.  A replay of the conference call will be available for one week, beginning at 2:00 pm on Thursday, February 16, 2006.

Information for the call is as follows:

Domestic callers:	866-383-8008

International callers:	617-597-5341

Passcode:	95666923

Replay information is as follows:

Domestic callers:	888-286-8010

International callers:	617-801-6888

Passcode:	21213736

About EPIX Pharmaceuticals

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations of the Company’s management.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: the inability to establish and maintain strong business relationships with leading pharmaceutical companies and medical device and/or equipment manufacturers; the failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; that the completion of clinical studies may not prove the safety, efficacy or superiority of EPIX Pharmaceuticals’ products; that positive results in early clinical or pre-clinical studies may not be repeated in later-stage clinical studies; the inability to recruit a sufficient number of patients for clinical trials; the inability of EPIX Pharmaceuticals and its partners to manufacture adequate supplies of its products for clinical or commercial use;  the inability to adequately address issues raised by the FDA in its review of EPIX Pharmaceuticals’ submissions; the decision of the FDA regarding a Special Protocol Assessment and the granting of an Advisory Committee meeting should the Company request such a meeting; the inability of EPIX Pharmaceuticals’ partner(s) to achieve regulatory approval in the countries in which it (they) plan to sell EPIX Pharmaceutical products; the inability of EPIX Pharmaceuticals’ partner(s) to achieve meaningful sales in the countries in which EPIX Pharmaceuticals’ products are sold; the inability of EPIX Pharmaceuticals to consummate a transaction with an appropriate strategic acquisition candidate; the inability of EPIX Pharmaceuticals to successfully in-license products and/or technologies; the inability of EPIX Pharmaceuticals to identify and interest potential partners in its technologies and products; the inability of EPIX Pharmaceuticals to successfully defend itself against litigation, including any appeal or re-filing of the shareholder class action lawsuit; and the inability to protect EPIX Pharmaceuticals’ intellectual property and the cost of enforcing or defending EPIX Pharmaceuticals in litigation relating to intellectual property rights.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ periodic reports filed with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2004 and subsequent Forms 10-Q.

EPIX Pharmaceuticals, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,
($ in thousands, except for loss per share)	2005	2004

Revenues:
Product development revenue	$1,108	$706
Royalty revenue	512	(1,771)
License fee revenue	163	3,216
Total revenues	1,783	2,151
Operating Expenses:
Research and development	4,107	4,779
General and administrative	2,312	2,325
Restructuring costs	972	—
Total operating expenses	7,391	7,104
Operating loss	(5,608)	(4,953)
Other income, net	350	(136)
Loss before provision for income taxes	(5,258)	(5,089)
Provision for income taxes	42	54
Net loss	$(5,300)	$(5,143)
Net loss per share	$(0.23)	$(0.22)
Weighted average shares	23,275	23,122

	Year Ended December 31,
	2005	2004

Revenues
Product development revenue	$4,196	$7,594
Royalty revenue	2,333	627
License fee revenue	661	4,038
Total revenues	7,190	12,259
Operating Expenses:
Research and development	20,776	21,874
General and administrative	10,244	10,495
Restructuring costs	972	—
Total operating expenses	31,992	32,369
Operating loss	(24,802)	(20,110)
Other income, net	533	(171)
Loss before provision for income taxes	(24,269)	(20,281)
Provision for income taxes	42	100
Net loss	$(24,311)	$(20,381)
Net loss per share	$(1.05)	$(0.89)
Weighted average shares	23,258	22,889

Condensed Balance Sheet

(Unaudited)

($ in thousands)	December 31, 2005	December 31, 2004

Assets:
Cash, cash equivalents and available-for-sales marketable securities	$124,728	$164,440
Other current assets	496	908
Property and equipment, net	2,518	2,491
Other assets	2,974	3,448
Total assets	$130,716	$171,287

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$5,578	$5,157
Other current liabilities	6,549	23,538
Convertible debt	100,000	100,000
Other long-term liabilities	756	1,210
Stockholders’ equity	17,833	41,382
Total liabilities and stockholders’ equity	$130,716	$171,287